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                                                                    Exhibit 12.1

                                MERISANT COMPANY
                                 COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                          PERIOD FROM              YEAR ENDED            NINE MONTHS ENDED
                                                          MARCH 17 TO             DECEMBER 31,              SEPTEMBER 30,
                                                          DECEMBER 31,  ------------------------------  -------------------
                                                             2000         2001       2002       2003      2003       2004
                                                          ------------  --------   --------   --------  ---------   -------
     Fixed charges:
         Interest expense .............................   $     38,034  $ 43,694   $ 34,767   $ 37,338  $  27,024   $33,351
         Estimated of interest within rental expense ..            300       300        300        300        225       225
                                                          ------------  --------   --------   --------  ---------   -------
     Total fixed charges ..............................   $     38,334  $ 43,994   $ 35,067   $ 37,638  $  27,249   $33,576
                                                          ------------  --------   --------   --------  ---------   -------

     Earnings:
         Income (loss) before taxes ...................   $      2,912  $ 13,660   $ 32,797   $  3,260  $ (12,868)  $ 2,410
         Fixed charges ................................         38,334    43,994     35,067     37,638     27,249    33,576
         Equity in income of affiliate ................             --       399        141       (105)       243        38
                                                          ------------  --------   --------   --------  ---------   -------
     Total earnings ...................................   $     41,246  $ 58,053   $ 68,005   $ 40,793  $  14,624   $36,024
                                                          ------------  --------   --------   --------  ---------   -------

     Ratio of earnings to fixed charges ...............            1.1x      1.3x       1.9x       1.1x       0.5x      1.1x